Exhibit 99

          Iron Mountain Incorporated Declares Three-for-Two Stock Split

    BOSTON, May 27 /PRNewswire-FirstCall/-- Iron Mountain Incorporated (NYSE:
IRM), the leader in records and information management services, announced that the Company's Board of Directors, at a meeting held earlier today, authorized and approved a three-for-two stock split effected in the form of a dividend on the Company's Common Stock, par value $.01 per share (the "Common Stock"). Shares of Common Stock will be issued on June 30, 2004, to all stockholders of record as of the close of business on June 15, 2004. Any fractional shares resulting from the dividend will be paid in cash. The stock split will increase Iron Mountain's total shares outstanding from approximately 86 million to approximately 129 million.
    Richard Reese, Chairman and CEO, stated, "In making its decision to split the stock, the Board of Directors considered the Company's solid financial performance together with the continuing appreciation of its stock price. This action reflects the Board's continued confidence in the long-term performance of the business. We also believe that the stock split will broaden the marketability and distribution of our stock."

    About Iron Mountain
    Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 200,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

    Contact:
     Stephen P. Golden
     Director of Investor Relations
     (617) 535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             05/27/2004
    /CONTACT: Stephen P. Golden, Director of Investor Relations, Iron Mountain Incorporated, +1-617-535-4799 /
    /Web site:  http://www.ironmountain.com/
    (IRM)

CO:  Iron Mountain Incorporated
ST:  Massachusetts
IN:  CPR FIN
SU: